Exhibit 99.2
FOR IMMEDIATE RELEASE
Wyndham Worldwide Corporation Declares Cash Dividend

PARSIPPANY, N.J. (October 25, 2007) — Wyndham Worldwide Corporation (NYSE:WYN) today announced its Board of Directors declared a cash dividend of $0.04 per share on its common stock, payable December 4, 2007 to shareholders of record as of November 13, 2007.
About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 6,500 franchised hotels and almost 542,000 hotel rooms worldwide. Group RCI offers its more than 3.4 million members access to over 60,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 140 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 30,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
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Investor contact:	Press contact:

Margo C. Happer	Betsy O’Rourke
Senior Vice President, Investor Relations	Senior Vice President, Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com